As filed with the United States Securities and Exchange Commission on August 13, 2012
Registration No. 333-________
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
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FIRST BUSINESS FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Wisconsin (State or Other Jurisdiction of Incorporation or Organization)	39-1576570 (I.R.S. Employer Identification No.)

401 Charmany Drive
Madison, Wisconsin 53719
(Address, Including Zip Code, of Principal Executive Offices)
________________________________________________________________________________________________________________________

First Business Financial Services, Inc. 2012 Equity Incentive Plan
(Full Title of the Plan)
________________________________________________________________________________________________________________________

Corey A. Chambas
President and Chief Executive Officer
401 Charmany Drive
Madison, Wisconsin 53719
(608) 238-8008
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
________________________________________________________________________________________________________________________

COPIES TO:

Barbara M. Conley, Esq. Senior Vice President, Corporate Secretary and General Counsel First Business Financial Services, Inc. 401 Charmany Drive Madison, Wisconsin 53719 (608) 238-8008	Mark T. Plichta, Esq. Foley & Lardner LLP 777 E Wisconsin Avenue Milwaukee, WI 53202 Telephone No.: (414) 271-2400 Facsimile No.: (414) 297-4900
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐         Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)         Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Stock, $0.01 Par Value, with attached Common Share Purchase Rights (1)	245,542 shares	$22.41	$5,502,596.00	$631.00
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(1)    Each share of First Business Financial Services, Inc. Common Stock has attached thereto one Common Share Purchase Right.
(2)    This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the prospectus of the above-named plan, and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock which become issuable under the First Business Financial Services, Inc. 2012 Equity Incentive Plan (the “Plan”) in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under those plans, or other similar event.
(3)    Includes 45,542 shares of Common Stock originally available for awards under the First Business Financial Services, Inc. 2006 Equity Incentive Plan that has since been terminated and are now available for grant under the Plan.
(4)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $22.41, the average of the high and low sale prices of our Common Stock on The NASDAQ National Market on August 7, 2012, in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The value attributable to the Common Share Purchase Rights is reflected in the price of the Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents constituting Part I of this registration statement (this “Registration Statement”) will be sent or given to participants in the First Business Financial Services, Inc. 2012 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents, filed by First Business Financial Services, Inc. (hereinafter referred to as the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

•	The Company's Annual Report on Form 10-K for the year ended December 31, 2011 (as filed on March 9, 2012);

•	The Company's Quarterly Report on Form 10-Q for the periods ended March 31, 2012 (as filed on April 27, 2012) and June 30, 2012 (as filed on July 27, 2012);

•	The Company's Current Reports on Form 8-K filed January 31, 2012, January 31, 2012, March 7, 2012, May 15, 2012 and May 15, 2012;

•
The description of the Company's Common Stock contained in Item 11 of the Company's Registration Statement on Form 10, dated April 28, 2005, as amended on June 24, 2005, July 22, 2005 and December 21, 2005, and any amendment or report filed for the purpose of updating such description; and

•
The description of the Company's Common Share Purchase Rights contained in Item 1 of the Company's Registration Statement on Form 8-A filed June 6, 2008, including any amendments or reports filed for the purposes of updating such description.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Article VII of the Company's Amended and Restated Bylaws provides that, to the fullest extent authorized by the Wisconsin Business Corporation Law, the Company shall indemnify all directors and officers of the Company, and any person who is serving at the Company's request as a director, officer, partner, trustee, member of any committee, manager, employee or agent of another corporation or other entity, against all expense, liability and loss incurred or suffered in connection with such positions or services. Such indemnification continues to apply to former directors, officers, etc. and inures to the benefit of their heirs, executors and administrators.

In addition, the Bylaws provide that a director or officer of the Company shall not be personally liable to the Company or its shareholders, or any person asserting rights on their behalf, for monetary damages for breach or failure to perform any duty unless the person asserting liability proves that the breach or failure to perform constitutes (i) a willful failure to deal fairly with the Company or its shareholders in a matter in which the director or officer has a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful, (iii) a transaction from which the director or officer received an improper personal benefit, or (iv) willful misconduct. The Bylaws further provide that if the Wisconsin Business Corporation Law should be amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, the liability of such persons shall automatically be so eliminated or limited to the fullest extent permitted.
Any repeal or modification of any of the foregoing provisions shall not adversely affect any right or protection of any director, officer, or other indemnitee existing at the time of such repeal or modification.
The Company maintains director and officer liability insurance policies providing for insurance on behalf of any person who is or was a director or officer of the Company or a subsidiary for any claim made during the policies' period against the person in any such capacity or arising out of the person's status as such. The aggregate limit of liability under the policies is $15.0 million for each insured loss and $15.0 million in the aggregate for all insured losses for the policies' period. Each policy contains various reporting requirements and exclusions.
There is no pending litigation or proceeding involving any of the Company's directors, officers, employees, or other agents as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.
Item 9. Undertakings.
(a)     The undersigned Registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and
(iv)    Any other communication that is an offer in the offering made by the Registrant to the purchaser.
(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 13th day of August, 2012.
FIRST BUSINESS FINANCIAL SERVICES, INC.
By: /s/ Corey A. Chambas
Corey A. Chambas
Chief Executive Officer
(Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 13, 2012 in the capacities indicated. Each person whose signature appears below constitutes and appoints Corey A. Chambas, James F. Ropella and Barbara M. Conley, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/Corey A. Chambas	Chief Executive Officer and Director (Principal Executive Officer)
Corey A. Chambas
/s/James F. Ropella	Chief Financial Officer (Principal Financial Officer)
James F. Ropella
/s/Shauna M. Gnorski	Chief Accounting Officer (Principal Accounting Officer)
Shauna M. Gnorski
/s/Jerome J. Smith	Chairman of the Board of Directors
Jerome J. Smith
/s/ Mark D. Bugher	Director
Mark D. Bugher
/s/Jan A. Eddy	Director
Jan A. Eddy
/s/John J. Harris	Director
John J. Harris
/s/Gerald L. Kilcoyne	Director
Gerald L. Kilcoyne
/s/John M. Silseth	Director
John M. Silseth
/s/Barbara H. Stephens	Director
Barbara H. Stephens
/s/Dean W. Voeks	Director
Dean W. Voeks

EXHIBIT INDEX

Exhibit
Number                        Document Description

4.1	Amended and Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K filed March 13, 2009.

4.2	Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed January 31, 2012.

4.3
Rights Agreement, dated as of June 5, 2008, between the Company and Computershare Investor Services, Inc. Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed June 6, 2008.

4.4	First Business Financial Services, Inc. 2012 Equity Incentive Plan. Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed July 27, 2012.

4.5*	Form of Restricted Stock Agreement.

5.1*	Opinion of Foley & Lardner LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

24	Powers of Attorney (included on signature page).

Documents incorporated by reference to filings made by the Company under the Securities Exchange Act of 1934, as amended, are under Securities and Exchange Commission File No. 001-34095.
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* Filed herewith.